Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of RingCentral, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

DATED: February 13, 2014.

/s/ Vladimir Shmunis
Vladimir Shmunis

ELCA FUND I, L.P.

By: ELCA, LLC, its General Partner

By: /s/ Vladimir Shmunis
Name: Vladimir Shmunis
Title: Member

/s/ Sandra Shmunis
Sandra Shmunis